                                                                    Exhibit 5.1


                [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]




                                    July 28, 1998

Great Lakes REIT
Suite 300
823 Commerce Drive
Oak Brook, Illinois 60523

          Re:  Registration Statement on Form S-3
               (REGISTRATION NO. 333-49499)

Ladies and Gentlemen:

          We have served as Maryland counsel to Great Lakes REIT, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of the following securities of the Company having an aggregate initial offering price of up to $300,000,000 (collectively, the "Securities"): (a) preferred shares of beneficial interest, par value $.01 per share, of the Company ("Preferred Shares") and (b) common shares of beneficial interest, par value $.01 per share, of the Company ("Common Shares"), covered by the above-referenced Registration Statement (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

          1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act, as amended;

          2. The Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

Great Lakes REIT
July 28, 1998
Page 2

          3. The Bylaws of the Company, certified as of the date hereof by its Secretary;

          4. The form of certificate evidencing a Common Share, certified as of the date hereof by the Secretary of the Company;

          5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

          6. A certificate executed by the Secretary of the Company, dated the date hereof; and

          7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

          4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Great Lakes REIT
July 28, 1998
Page 3

          5. The Securities will not be transferred in violation of any restriction or limitation contained in the Declaration of Trust.

          6. The Board of Trustees of the Company, or a duly authorized committee thereof, will adopt resolutions approving the issuance of, and certain terms of, the Securities to be issued by the Company from time to time, prior to the issuance of any of the Securities (with such approval referred to herein as the "Trust Proceedings").

          The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. Upon the completion of all Trust Proceedings relating to the Securities that are Common Shares (including Common Shares which may be issued upon conversion of Preferred Shares) (the "Common Securities") and the due execution, countersignature and delivery of certificates evidencing Common Securities and assuming that the sum of (a) all Common Shares issued as of the date hereof, (b) any Common Shares issued between the date hereof and the date on which any of the Common Securities are actually issued (not including any of the Common Securities) and (c) the Common Securities will not exceed the total number of Common Shares that the Company is then authorized to issue, the Common Securities are duly authorized and, if and when delivered against payment therefor in accordance with the Trust Proceedings, will be validly issued, fully paid and nonassessable.

          3. Upon the completion of all Trust Proceedings relating to the Securities that are Preferred Shares (the "Preferred Securities") and the due execution, countersignature and delivery of certificates evidencing Preferred Securities and assuming that the sum of (a) all Preferred Shares issued as of the date hereof, (b) any Preferred Shares issued between the date hereof and the date on which any of the Preferred Securities are actually issued (not including any of the Preferred Securities) and (c) the Preferred

Great Lakes REIT
July 28, 1998
Page 4

Securities will not exceed the total number of Preferred Shares that the Company is then authorized to issue, the Preferred Securities are duly authorized and, if and when delivered against payment therefor in accordance with the Trust Proceedings, will be validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP